Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc. Gary Qualmann (614) 532-4072	InvestQuest, Inc. Bob Lentz (614) 876-1900

AirNet Systems, Inc. Announces First Quarter 2005 Results

COLUMBUS, Ohio – May 11, 2005 — AirNet Systems, Inc. (NYSE: ANS) today reported total net revenues increased 23.3% to $49.9 million for the three months ended March 31, 2005 compared to $40.5 million for the same period last year. The $9.4 million increase in total net revenues versus the first quarter 2004 is attributable to a $5.7 million increase in Passenger Charter services revenues and a $3.8 million increase in Delivery Services revenues, including fuel surcharges.

Income from operations before income taxes rose to $3.0 million for the first quarter 2005 from $0.6 million for the first quarter 2004. Net income was approximately $1.5 million, or $0.15 per diluted share, for the first quarter 2005 compared to $0.3 million, or $0.03 per diluted share, for the first quarter 2004.

First Quarter 2005 Results

Delivery Services

Bank services revenues increased 5.7% to $27.3 million for the first quarter 2005 from $25.8 million for the first quarter 2004. This was primarily due to an increase of $1.2 million in fuel surcharge revenues as well as one more weekday flying day and an additional weekend compared to the same period last year. The increase in Bank services’ total shipment volume, weekday and weekend, for the first quarter 2005 was offset by a decline in the number of pounds per shipment compared to the first quarter 2004.

Express services revenues rose 21.4% to $13.1 million for the first quarter 2005 from $10.8 million a year ago. Point-to-point surface shipments and air charters increased approximately $1.0 million and $0.8 million, respectively, in the first quarter 2005 versus the same period last year. Fuel surcharge revenues increased to $0.9 million for the first quarter 2005 from $0.3 million for the same period last year. Express services revenues increased to 32.4% of total Delivery Services revenues for the first quarter 2005 from 29.5% for the first quarter 2004.

Passenger Charter Services

Passenger Charter services revenues increased to $9.3 million for the first quarter 2005 from $3.7 million for the same period last year. Jetride, Inc., a wholly-owned subsidiary, operated 16 aircraft, 9 owned and 7 managed, at March 31, 2005, compared to 11 aircraft, 8 owned and 3 managed, on the same date in 2004. First quarter 2005 revenues benefited from the net addition of 5 aircraft to Jetride’s fleet during the past 12 months including 2 large cabin Challenger aircraft, a 116% increase in flight hours, and higher average revenue per flight hour, compared to the first quarter 2004. Passenger Charter services revenues rose to 18.7% of total net revenues for the first quarter 2005 from 9.0% for the same period in 2004.

Costs and Expenses

The Company’s total costs and expenses were $46.1 million for the first quarter 2005 compared to $39.5 million for the same period last year. Passenger Charter services represented $5.0 million, or 76%, of the Company’s first quarter 2005 increase in costs and expenses due to the larger fleet of passenger charter aircraft and the higher number of flight hours versus the first quarter 2004. The Company’s results benefited from a $1.2 million net decline in depreciation expense. Depreciation decreased by $1.4 million due to the third quarter 2004 impairment charge, which reduced the value of the aircraft in the Company’s cargo fleet. This decline was partially offset by $0.2 million of additional depreciation related to the increase in the Passenger Charter fleet.

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In addition, AirNet recognized a $50,000 gain on disposition of assets compared to a $292,000 loss for the first quarter 2004. Aircraft fuel expense, a substantial portion of which the Company seeks to recover through fuel surcharges, increased approximately $2.7 million to $8.3 million for the first quarter 2005 from $5.5 million for the same period in 2004. Aircraft maintenance rose $2.2 million to $5.4 million for the first quarter 2005 from $3.2 million the prior year, primarily due to Jetride’s larger passenger charter fleet. Travel, training and other expenses increased $0.9 million to $3.2 million for the first quarter 2005 from $2.3 million for the first quarter 2004 due to additional travel expenses related to Passenger Charter services and higher fees to managed aircraft owners due to the larger number of managed aircraft in Jetride’s fleet compared to the same period last year.

Interest expense increased to $0.9 million for the first quarter 2005 from $0.4 million for the same period last year due to higher debt levels financing the larger fleet of Passenger Charter aircraft owned by the Company.

AirNet Systems, Inc.

AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated a total of 130 aircraft, 114 for its cargo airline and 16 for its passenger charter airline at March 31, 2005, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks

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or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – Unaudited

In thousands, except per share data	Three Months Ended
	March 31,
	2005	2004
NET REVENUES
Delivery services, net of excise tax:
Bank services	$27,293	$25,832
Express services	13,105	10,798

Total delivery services revenues	40,398	36,630
Passenger charter services	9,328	3,650
Aviation services and other operations	167	191

Total net revenues	49,893	40,471
COSTS AND EXPENSES
Wages and benefits	6,204	5,872
Aircraft fuel	8,254	5,536
Aircraft maintenance	5,387	3,191
Contracted air costs	3,268	3,071
Ground courier	7,889	7,142
Depreciation	3,642	4,889
Insurance, rent and landing fees	2,810	2,564
Travel, training and other	3,195	2,272
Selling, general and administrative	5,487	4,720
Net (gain) loss on disposition of assets	(50)	292

Total costs and expenses	46,086	39,549

Income from operations	3,807	922
Interest expense	855	367

Income from operations before income taxes	2,952	555
Provision for income taxes	1,435	239

Net income	$1,517	$316

Net income per share — basic and diluted	$0.15	$0.03

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